AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AMENDMENT No. 1 dated as of                 , 2016 (the "Amendment") to the Second Amended and Restated Deposit Agreement dated as of January 7, 2014 (the "Deposit Agreement") among (i) Telefonaktiebolaget LM Ericsson, a public company incorporated under the laws of Sweden, and its successors (the "Company"), (ii) Deutsche Bank Trust Company Americas, an indirect wholly owned subsidiary of Deutsche Bank A.G., acting in its capacity as depositary, and any successor depositary hereunder (the "Depositary"), and (iii) all Holders from time to time of American Depositary Receipts issued thereunder.

W I T N E S S E T H:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to Section 6.01 of the Deposit Agreement, the Company and the Depositary desire to amend certain terms of the Deposit Agreement and American Depositary Receipts.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement and the American Depositary Receipts, effective as of the dates set forth in Section 4.01 hereof, as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.  Definitions.  Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II
AMENDMENTS TO DEPOSIT AGREEMENT AND AMERICAN DEPOSITARY RECEIPTS

SECTION 2.01.    All references in the Deposit Agreement and the American Depositary Receipts to the term "Deposit Agreement" shall, as of the dates set forth in Section 4.01 hereof with respect to particular sections below, refer to the Deposit Agreement, as amended by this Amendment.

SECTION 2.02.    The second sentence of the third paragraph of each of Section 4.07 of the Deposit Agreement and Paragraph (17) of the form of American Depositary Receipt and each outstanding American Depositary Receipt, are each amended to read as follows:

 If the Depositary timely receives blocking and voting instructions from a Holder that fails to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder's ADSs on one or more matters presented at the relevant meeting, the Depositary will deem such Holder to have instructed the Depositary to abstain on those items for which the Holder failed to specify the manner in which the Depositary is to vote.

SECTION 2.03.    The two references to "U.S.$ 2.00 per 100 ADSs" contained in Paragraph (6) of the form of American Depositary Receipt and each outstanding American Depositary Receipt are each amended to read "U.S. $ 3.00 per 100 ADSs."

SECTION 2.04.     The introductory paragraph of the form of American Depositary Receipt and each outstanding American Depositary Receipt is amended by replacing "Skandinaviska Enskilda Banken AB" with "the Custodian under the Deposit Agreement".

SECTION 2.05.     The references to "Up to $2 per 100 American Depositary Shares" and " Up to $2 per 100 American Depositary Shares per annum" contained in Exhibit B of the Deposit Agreement are amended to read "Up to $3 per 100 American Depositary Shares" and " Up to $3 per 100 American Depositary Shares per annum", respectively.

SECTION 2.06.     The form of American Depositary Receipt and each outstanding American Depositary Receipt, and the form of Exhibit B to the Deposit Agreement, each after giving effect to the amendments contained herein and other clarifying changes, are attached hereto as Exhibit A (for the form of American Depositary Receipt) and Exhibit B (for Exhibit B to the Deposit Agreement), respectively.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

SECTION 3.01.     Representations and Warranties of the Company.  Representations and Warranties.  The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

(a)  This Amendment, when executed and delivered by the Company, and the Deposit Agreement, as amended by this Amendment,  will be, and the Deposit Agreement previously entered into has been, respectively, duly and validly authorized, executed and delivered by the Company, and each constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and
(b)  In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder in the Kingdom of Sweden,  neither of such agreements need to be filed or recorded with any court or other authority in the Kingdom of Sweden.

Section 3.02  Representations and Warranties of the Depositary.  The Depositary represents and warrants to the Company that this Amendment, when executed and delivered by Depositary, and the Deposit Agreement, as amended by this Amendment, will be duly and validly authorized, executed and delivered by the Depositary, and each constitutes the legal, valid and binding obligation of the Depositary, enforceable against the Depositary in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

ARTICLE IV
MISCELLANEOUS

Section 4.01 Effective Date.  This Amendment is dated as of the date set forth above and shall be effective as of the date hereof, provided, however, that the amendments set forth in Sections 2.02, 2.03 and 2.05 hereof shall not become effective until the open of business (NY time) thirty days from the date the Depositary first notifies Holders of the same.

Section 4.02 Outstanding American Depositary Receipts.  American Depositary Receipts issued prior to the date hereof, which do not reflect the changes to the form of American Depositary Receipt effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement, as amended by this Amendment.  The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

Holders and holders of American Depositary Shares issued prior to the date hereof and outstanding as of the date hereof, shall, from and after the date hereof, be deemed Holders and holders of American Depositary Shares issued pursuant and be subject to all of the terms and conditions of the Deposit Agreement, as amended by this Amendment, in all respects.

Section 4.03 Indemnification.  The parties hereto accept and shall be entitled to the benefits of the indemnification provisions of Section 5.08 of the Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

Section 4.04 Governing Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY NEW YORK LAW.

Section 4.05 Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives hereunto duly authorized as of the date set forth above.

TELEFONAKTIEBOLAGET LM ERICSSON (publ)
By: __________________________________ Name: Title: By: __________________________________ Name: Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Depositary
By: __________________________________ Name: Title: By: __________________________________ Name: Title:

Exhibit A

AMERICAN DEPOSITARY RECEIPT
AMERICAN DEPOSITARY SHARES

representing

DEPOSITED B SHARES OF
TELEFONAKTIEBOLAGET LM ERICSSON
(A Public Company Incorporated Under The Laws Of Sweden)

No.

DEUTSCHE BANK TRUST COMPANY AMERICAS , as Depositary (herein called the Depositary), hereby certifies that ________is the owner of________ American Depositary Shares, representing deposited B shares (such B shares are hereinafter referred to as Shares), without nominal value, of TELEFONAKTIEBOLAGET LM ERICSSON, a public company incorporated under the laws of Sweden (herein called the Company). At the date hereof, each American Depositary Share represents one (1) Share (or evidence of rights to receive one Share) deposited under the Deposit Agreement at the principal Stockholm office of the Custodian under the Deposit Agreement (herein called the Custodian). The address of the Depositary's principal executive office is 60 Wall Street, New York, New York 10005, U.S.A.

(1) The Deposit Agreement. This American Depositary Receipt is one of an issue of American Depositary Receipts ("Receipts" or "ADRs"), all issued and to be issued upon the terms and conditions set forth in the Second Amended and Restated Deposit Agreement dated as of January 7, 2014 (as so amended and as amended or supplemented from time to time, the "Deposit Agreement"), by and among the Company, the Depositary and all Holders from time to time of ADSs issued thereunder, each of whom by accepting an ADS becomes bound by all the terms and provisions thereof. The Deposit Agreement sets forth the rights of Holders of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property and cash are hereinafter referred to as Deposited Securities). Copies of the Deposit Agreement are on file at the principal offices of the Depositary and the Custodians. The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the' Deposit Agreement, to which reference is hereby made. The terms "deposit", "surrender", "deliver", "transfer" or "withdraw" when used with respect to Shares, shall refer, where the context requires, to an entry or entries or an electronic transfer or transfers in an account or accounts maintained by institutions authorized under applicable law to effect transfers of securities (which may but need not be Euroclear (as defined in paragraph (3) below)), and not to the physical transfer of certificates representing the Shares.

(2) Surrender of Receipts and Withdrawal of Shares. Upon surrender at the Principal Office of the Depositary of this Receipt, and upon payment of the fee of the Depositary provided in paragraph (6) of this Receipt, and subject to the terms and conditions of the Deposit Agreement, the Holder hereof is entitled to delivery, to him or upon his order, of the Deposited Securities at the time represented by the American Depositary Shares for which this Receipt is issued. Delivery of such Deposited Securities may be made by the delivery of certificates in the name of the Holder hereof or as ordered by him or by the delivery of certificates endorsed or accompanied by proper instruments of transfer. Such delivery will be made without unreasonable delay and, at the option of the Holder hereof, either at the office of any Custodian or at the Principal Office of the Depositary, provided that the forwarding of certificates for Shares or other Deposited Securities for such delivery at the Principal office of the Depositary in the Borough of Manhattan, The City of New York shall be at the risk and expense of the Holder hereof.

(3) Transfers, Split-ups and Combinations. This Receipt is transferable on the books of the Depositary by the Holder hereof in person or by duly authorized attorney, upon surrender of this Receipt properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by law; provided, however, that the Depositary may close the transfer books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties under the Deposit Agreement. This Receipt may be split into other Receipts or may be combined with other Receipts into one Receipt, representing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Receipt or withdrawal of any Deposited Securities, the Depositary or the Custodian may require payment of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto and payment of any applicable fees as provided in paragraph (6) of this Receipt, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such regulations, if any, as the Depositary may establish consistent with the provisions of the Deposit Agreement.

The Depositary may refuse to execute and deliver Receipts, register the transfer of any Receipt, make any distribution of, or related to, Deposited Securities until it has received such proof of citizenship, residence, exchange control approval or other information as it may deem necessary or proper. The delivery of Receipts against deposits of Shares generally may be suspended, or the delivery of Receipts against the deposit of particular Shares may be withheld, or the registration of transfer of Receipts in particular instances may be refused, or the registration of transfers or surrenders of Outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary or the Company (or the appointed agent of the Company for transfer and registration of Shares, which may but need not be Euroclear Sweden AB ("Euroclear") or its successor as agent of the Company for the transfer and registration for Shares) are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time due to compliance with any requirement of applicable law or governmental regulation relating to Receipts or to the withdrawal of any Deposited Securities. Without limitation of the foregoing, the Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares which, if sold by the holder thereof in the United States or its territories, would be subject to the registration provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares.

(4) Liability of Holder for Taxes. If any tax or other governmental charge shall become payable with respect to any Deposited Securities represented hereby, such tax or other governmental charge shall be payable by the Holder hereof to the Depositary. The Depositary may refuse to effect any registration of transfer of this Receipt or any withdrawal of Deposited Securities represented hereby until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Holder hereof any part or all of the Deposited Securities represented hereby, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency. Every Holder and Beneficial Owner agrees to, and shall, indemnify the Depositary, the Company, the Custodian and each and every of their respective officers, directors, employees, agents and Affiliates against, and hold each of them harmless from, any claims with respect to taxes, additions to tax (including applicable interest and penalties thereon) arising out of any refund of taxes or reduced rate of withholding at source or other tax benefit obtained for or by such Holder and/or Beneficial Owner.

The Depositary, the Custodian or the Company and its agents may, but shall not be obligated to, file such reports as are necessary to reduce or eliminate applicable taxes on dividends and on other distributions in respect of Deposited Securities under applicable tax treaties or laws for the Holders and Beneficial Owners. Holders and Beneficial Owners of American Depositary Shares may be required from time to time, and in a timely manner, to file such proof of taxpayer status, residence and beneficial ownership (as applicable), to execute such certificates and to make such representations and warranties, or to provide any other information or documents, as the Depositary or the Custodian may deem necessary or proper to fulfill the Depositary's or the Custodian's obligations under applicable law.

(5) Warranties by Depositor. Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that (i) such Shares and each certificate therefore are validly issued, fully paid, non-assessable and free of any pre-emption rights of the holders of outstanding Shares, (ii) the person making such deposit is duly authorized so to do, (iii) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the American Depositary Shares issuable upon such deposit will not be, Restricted Securities and (iv) the Shares presented for deposit have not been stripped of any rights or entitlements.  If any such representations or warranties are false in any way, the Company and the Depositary shall be authorized, at the cost and expense of the person depositing Shares, to take any and all actions necessary to correct the consequences thereof. Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

(6) Charges of Depositary. The Depositary will charge the following fees for the services performed under the terms of the Deposit Agreement : (i) to any party to whom Receipts are delivered against deposits, and any party surrendering Receipts for delivery of Deposited Securities, a fee not in excess of $5.00 for each 100 American Depositary Shares (or portion thereof) represented by the Receipts issued or surrendered; (ii) to any holder of ADSs (including, without limitation, Holders), a fee not in excess of U.S. $ 3.00 per 100 ADSs  held for the distribution of cash proceeds, including cash dividends or sale of rights and other entitlements, not made pursuant to a cancellation or withdrawal; and (iii) for the operation and maintenance costs in administering the ADSs, an annual fee not in excess of U.S. $ 3.00 per 100 ADSs. Any and all expenses of the Depositary, including, without limitation, the charges and expenses of the Custodians under or in connection with the Deposit Agreement, other than those fees expressed to be paid by the Holders in the preceding sentence, or as may be agreed from time to time between the Company and the Depositary, will be borne by the Depositary, except (i) taxes and other governmental charges, (ii) share transfer registration fees on deposits of Shares, (iii) such cable and facsimile transmission and delivery charges as are expressly provided in the Deposit Agreement to be at the expense of persons depositing Shares or Holders of Receipts, and (iv) such expenses as are incurred by the Depositary in the conversion of foreign currency into dollars.

(7) Title to Receipts. It is a condition of this Receipt, and every successive Holder of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt (and to each Certificated ADSs evidenced hereby) shall be transferable upon the same terms as a certificated security under the laws of the State of New York, provided that, in the case of Certificated ADSs, the Receipt has been properly endorsed or is accompanied by properly executed instruments of transfer. Notwithstanding any notice to the contrary, the Depositary and the Company may deem and treat the Holder of an ADS (that is, the person in whose name an ADS is registered on the books of the Depositary) as the absolute owner thereof for all purposes. Neither the Depositary nor the Company shall have any obligation or be subject to any liability under the Deposit Agreement to any holder of a Receipt or any beneficial owners unless such holder is registered as the Holder of such Receipt on the books of the Depositary or in the case of a Beneficial Owner, such Beneficial Owner or Beneficial Owner's representative is registered as the Holder on the books of the Depositary.

(8) Validity of Receipt. This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual signature of a duly authorized officer or, if a Registrar for the Receipts shall have been appointed, by the manual signature of a duly authorized officer of such Registrar.

(9) Pre-release. Pursuant to the Deposit Agreement, the Depositary may issue Receipts for evidence of rights to receive Shares from the Company, or any Custodian, Registrar, transfer agent, clearing agency or other entity involved in ownership records or transaction records in respect of the Shares. Such evidence of rights is required to consist of written blanket or specific guarantees of ownership of Shares furnished on behalf of the holder thereof. The Depositary is not permitted to lend Shares or Receipts; except that the Depositary may (i) issue Receipts prior to the receipt of Shares pursuant to Section 2.02 of the Deposit Agreement and (ii) deliver Shares prior to the receipt and cancellation of Receipts pursuant to Section 2.05 of the Deposit Agreement, including Receipts which were issued under (i) above but for which Shares may not have been received. The Depositary may receive Receipts in lieu of Shares under (i) above and receive Shares in lieu of Receipts under (ii) above. The Depositary is required to cause each such transaction to be (a) accompanied by a written agreement whereby the Person to whom Receipts or Shares are to be delivered, or its customer, (1) represents that it owns the Shares or Receipts to be remitted, as the case may be (or in lieu of such representation such Person or its customer may provide such evidence of ownership of Shares or Receipts, as the case may be, as the Depositary deems appropriate), (2) agrees to indicate the Depositary as owner of such Shares or Receipts in its records and to hold such Shares or Receipts in trust for the Depositary until such Shares or Receipts are delivered to the Depositary or the Custodian, (3) unconditionally guarantees to deliver to the Depositary or the Custodian, as applicable, such Shares or Receipts and (4) agrees to any additional restrictions or requirements that the Depositary deems appropriate , (b) at all times fully collateralized (marked to market daily) with cash, United States Government securities or other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days' notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. Pursuant to the Deposit Agreement, the Depositary has agreed to limit the number of Receipts and Shares involved in such transactions at any one time to thirty percent (30%) of the face amount of Receipts outstanding (without giving effect to Receipts outstanding under (i) above), and thirty percent (30%) of the principal amount of Shares actually deposited under the Deposit Agreement, respectively. Pursuant to the Deposit Agreement, the Depositary is required to set limits with respect to the number of Receipts and Shares involved in such transactions with any one person on a case-by-case basis as it deems appropriate. Pursuant to the Deposit Agreement collateral (but not any earnings thereon) is required to be held for the benefit of the Holder only. The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

(10) Power of Attorney. The Holder hereby agrees that, upon acceptance of this Receipt issued in accordance with the terms of the Deposit Agreement, the Holder appoints the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all steps or action provided for or contemplated herein and in the Deposit Agreement with respect to the Deposited Securities, including but not limited to those set forth in Article IV of the Deposit Agreement, and to take such further steps or action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes hereof and of the Deposit Agreement.

(11) Disclosure of Interest. The Holder of this Receipt agrees to comply with the Company's Articles of Association, as they may be amended from time to time, and the laws of Sweden, with respect to disclosure requirements, if any, regarding ownership of Deposited Securities and shares in and other securities and debt obligations of the Company, all as if this Receipt was to the extent practicable the Shares represented hereby.

The Depositary shall, at the Company's request, send to any Holder specified by the Company a notice requiring such Holder to notify the Depositary as to whether any of such Holder's American Depositary Shares represented by any of the Receipts held by or registered in the name of such Holder are being held, directly or indirectly, for some person other than such Holder and, if so, the name, address and citizenship of such other person or persons. Each Holder will provide to the Depositary at the Depositary's principal office the information requested in the Depositary's notice within five (5) business days after the date of the notice and the Depositary shall forthwith furnish the Company with the information provided. Should any Holder fail to provide the information sought within such five (5) business days, the Depositary shall notify the Company accordingly and, upon receipt of written instructions from the Company to that effect, the Depositary shall (i) discontinue the registration of transfers of all Receipts registered in the name of such Holder; (ii) suspend the distribution of payments of dividends to such Holder; and (iii) not give any further notices to such Holder; until such information is provided pursuant to Section 3.04 of the Deposit Agreement.

(12) Ownership Limitations.  Holders and Beneficial Owners shall comply with any limitations on ownership of Shares under the constituent documents of the Company or applicable Swedish law as if they held the number of Shares their ADSs represent.   The Company shall inform the Holders, Beneficial Owners and the Depositary of any such ownership restrictions in place from time to time, which may be through public disclosure, including via the Company’s website.

(13) Compliance with U.S. Securities Laws. Pursuant to the Deposit Agreement, the Company and the Depositary are required to exercise any rights they have under the Deposit Agreement to prevent the withdrawal or delivery of Deposited Securities in a manner which would not violate the United States securities laws, including, without being limited to, General Instruction I.A(1) to Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

Dated:

Countersigned	DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Depositary

By _______________________________	By _______________________________
Authorized Officer	Vice President

The address of the principal office of the Depositary is 60 Wall Street, New York, New York 10005, U.S.A..

[FORM OF REVERSE OF RECEIPT]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS
OF THE DEPOSIT AGREEMENT

(14) Dividends and Distributions; Rights. Whenever the Depositary shall receive any cash dividend or other cash distribution on the Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the provisions of the Deposit Agreement, convert such dividend or distribution into United States dollars and will distribute the amount thus received to the Holders of Receipts entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively; provided, however, that the amount distributed will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes. If in the judgment of the Depositary amounts received in foreign currency may not be converted on a reasonable basis into United States dollars transferable to the United States, or may not be so convertible for all of the Holders of Receipts entitled thereto, the Depositary may in its discretion make such conversion, if any, and distribution in United States dollars to the extent permissible to the Holders of Receipts entitled thereto and may distribute the balance of the foreign currency received and not so convertible by the Depositary to, or hold such balance for the account of, the Holders of Receipts entitled thereto. If in the opinion of the Depositary any distribution other than cash or Shares upon any Deposited Securities cannot be made proportionately among the Holders of Receipts entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, and the net proceeds of any such sale will be distributed by the Depositary to the Holders of Receipts entitled thereto as in the case of a distribution received in cash. If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may with the Company's approval, and shall if the Company shall so request, distribute to the Holders of outstanding Receipts entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively, additional Receipts for an aggregate number of American Depositary Shares representing the number of Shares received as such dividend or free distribution. In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary may sell the number of Shares represented by the aggregate of such fractions and distribute the net proceeds, converted into United States dollars if not in such dollars (if such conversion may in the judgment of the Depositary be achieved on a reasonable basis), to the Holders of Receipts entitled thereto. If additional Receipts are not so distributed (except as pursuant to the preceding sentence), each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited securities represented thereby. In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any nature, the Depositary shall have discretion as to whether such rights are to be made available to the Holders of Receipts; provided, however, that the Depositary will, if requested by the Company, either (a) make such rights available to Holders of Receipts by means of warrants or otherwise, if lawful and feasible, or (b) if making such rights available is not lawful or not feasible, or if the rights represented by such warrants or other instruments are not exercised and appear to be about to lapse, sell such warrants or other instruments at public or private sale, at such place or places and upon such terms as the Depositary may deem proper, and allocate the proceeds of such sales for account of the Holders of Receipts otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions, or the date of delivery of any Receipt or Receipts, or otherwise.

If the Depositary is unable to make any rights available to Holders upon the terms described in clause (a) of this paragraph (14) or to arrange for the sale of the rights upon the terms described in clause (b) of this paragraph (14), the Depositary shall allow such rights to lapse. The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or practicable to make such rights available to Holders in general or any Holders in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or exercise, or (iii) the content of any materials forwarded to the Holders on behalf of the Company in connection with the rights distribution.

Notwithstanding anything to the contrary in this Receipt or the Deposit Agreement, if registration under the Securities Act of 1933 of the securities to which any rights relate is required in order for the Company to offer such rights to Holders of Receipts and sell the securities represented by such rights, the Depositary will not offer such rights to the Holders of Receipts unless and until such a registration statement is in effect, or unless the offering and sale of such securities to the Holders of such Receipts are exempt from registration under the provisions of such Act.

           There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to exercise rights on the same terms and conditions as the holders of Shares or be able to exercise such rights.  Nothing herein shall obligate the Company to file any registration statement in respect of any rights or Shares or other securities to be acquired upon the exercise of such rights.

(15)  Elective Distributions in Cash or Shares.  Whenever the Company intends to distribute a dividend payable at the election of the holders of Shares in cash or in additional Shares, the Company shall give notice thereof to the Depositary at least 30 days prior to the proposed distribution stating whether or not it wishes such elective distribution to be made available to Holders.  Upon receipt of notice indicating that the Company wishes such elective distribution to be made available to Holders, the Depositary shall consult with the Company to determine, and the Company shall assist the Depositary in its determination, whether it is lawful and reasonably practicable to make such elective distribution available to the Holders.  The Depositary shall make such elective distribution available to Holders only if (i) the Company shall have timely requested that the elective distribution is available to Holders of ADRs, (ii) the Depositary shall have determined that such distribution is reasonably practicable and (iii) the Depositary shall have received satisfactory documentation within the terms of the Deposit Agreement including, without limitation, any legal opinions of counsel in any applicable jurisdiction that the Depositary in its reasonable discretion may request, at the expense of the Company.  If the above conditions are not satisfied, the Depositary shall, to the extent permitted by law, distribute to the Holders, on the basis of the same determination as is made in the local market in respect of the Shares for which no election is made, either cash or additional ADSs representing such additional Shares upon the terms described in the Deposit Agreement.  If the above conditions are satisfied, the Depositary shall establish an ADS Record Date and establish procedures to enable Holders to elect the receipt of the proposed dividend in cash or in additional ADSs.  The Company shall assist the Depositary in establishing such procedures to the extent necessary.  Subject to paragraph (6) of this Receipt and Exhibit B to the Deposit Agreement, if a Holder elects to receive the proposed dividend (x) in cash, the dividend shall be distributed upon the terms described in Section 4.01 of the Deposit Agreement, or (y) in ADSs, the dividend shall be distributed upon the terms described in Section 4.03 of the Deposit Agreement.  Nothing herein shall obligate the Depositary to make available to Holders a method to receive the elective dividend in Shares (rather than ADSs).  There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Shares.

(16) Record Dates. Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued, with respect to the Deposited Securities, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, the Depositary will fix a record date for the determination of the Holders of Receipts who shall be entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.

(17) Voting of Deposited Securities. Upon receipt of notice from the Company of any meeting, or solicitation of consent or proxy, of holders of Shares or other Deposited Securities, the Depositary shall, as soon as practicable thereafter, establish a record date applicable to Holders of American Depositary Shares entitled to instruct the Depositary to vote the Shares or other Deposited Securities represented by such Holder's ADSs and distribute to the Holders of American Depositary Shares a notice which shall contain (a) such information as is contained in such notice of meeting, solicitation of consent or proxy, and (b) a statement that the Holders of American Depositary Shares at the close of business in New York on the specified record date will be entitled, subject to any applicable provisions of Swedish law, the Articles of Association of the Company and the Deposit Agreement, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective American Depositary Shares. Upon the instruction of a Holder of American Depositary Shares as of such record date, received on or before the date established by the Depositary for such purpose, to block the Holder's American Depositary Shares in the name of the Holder (for the period specified for such purpose by the Depositary in the applicable notice to Holders) and to vote the Shares or other Deposited Securities represented thereby, the Depositary shall endeavor in so far as practicable and as permitted under Swedish law, the Company's Articles of Association, and the terms of the Deposit Agreement, to vote or cause to be voted the amount of Shares or other Deposited Securities represented by such Holder's American Depositary Shares in accordance with the instructions from the applicable Holder. The Depositary agrees not to exercise any voting rights or powers under any Shares or other Deposited Securities represented by the American Depositary Shares unless it has received such blocking and voting instructions from the Holder of the American Depositary Shares, and then only in accordance with such instructions.

Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of Deposited Securities, distribute to the Holders a notice that provides Holders with, or otherwise publicize to Holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

Neither the Depositary nor the Custodian shall under any circumstances exercise any discretion as to voting and neither the Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of for purposes of establishing a quorum or otherwise, the Deposited Securities represented by ADSs, except pursuant to and in accordance with the blocking and voting instructions timely received from Holders or as otherwise contemplated herein. If the Depositary timely receives blocking and voting instructions from a Holder that fails to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder's ADSs on one or more matters presented at the relevant meeting, the Depositary will deem such Holder to have instructed the Depositary to abstain on those items for which the Holder failed to specify the manner in which the Depositary is to vote. Deposited Securities represented by ADSs for which no timely blocking and voting instructions are received by the Depositary from the Holder shall not be voted.

Notwithstanding anything else contained in the Deposit Agreement or any ADR, the Depositary shall not have any obligation to take any action with respect to any meeting, or solicitation of consents or proxies, of holders of Deposited Securities if the taking of such action would violate U.S. laws. The Company agrees to take any and all actions reasonably necessary to enable Holders and Beneficial Owners to exercise the voting rights accruing to the Deposited Securities and to deliver to the Depositary an opinion of U.S. counsel addressing any actions requested to be taken if so requested by the Depositary.

There can be no assurance that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable the Holder to return blocking and voting instructions to the Depositary in a timely manner.

(18) Changes Affecting Deposited Securities. Upon any change in nominal value or par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and the American Depositary Shares shall thenceforth represent the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may with the Company's approval, and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a stock dividend, or call for the surrender of outstanding Receipts to be exchanged for new Receipts. Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to some or all Holders, the Depositary may, with the Company's approval, and shall, if the Company requests, subject to receipt of an opinion of counsel to the Company, furnished at the expense of the Company, satisfactory to the Depositary that such action is not in violation of any applicable laws or regulations, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes and/or governmental charges) for the account of the Holders otherwise entitled to such securities upon an averaged or other practicable basis without regard to any distinctions among such Holders and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash.

(19) Reports; Inspection of Transfer Books. The Depositary will make available for inspection by Holders of Receipts at its Principal office any reports and communications received from the Company, including any proxy soliciting material, which are both (a) received by the Depositary as the holder of the Deposited Securities, and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary will also send to Holders of Receipts copies of such reports when furnished by the Company as provided in the Deposit Agreement. The Depositary will keep books for the registration of Receipts and their transfer which at all reasonable times will be open for inspection by the Holders of Receipts, provided that such inspection shall not be for the purpose of communicating with Holders of Receipts in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

(20) Liability of the Company and the Depositary. Neither the Depositary nor the Company shall incur any liability to any Holder of this Receipt, if by reason of any provision of any present or future law of any country or of any governmental authority, or by reason of any provision, present or future, of the Articles of Association of the Company, or by reason of any act of God or war or other circumstance beyond its control, the Depositary or the Company shall be prevented or forbidden from doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed. Neither the Company nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Holders of Receipts, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without gross negligence or willful misconduct. Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense and liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required, and no Custodian shall be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodians being solely to the Depositary. Neither the Depositary nor the Company shall be liable for any (i) action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder of a Receipt, or any other person believed by it in good faith to be competent to give such advice or information, (ii) the inability by a Holder or Beneficial Owner to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Holders of American Depositary Shares or (ii)  any special, consequential, indirect or punitive damages for any breach of the terms of the Deposit Agreement or otherwise. The Depositary will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or effect of any such vote, provided that any such action or non-action is in good faith. The Depositary may own and deal in any class of securities of the Company and its affiliates and in Receipts. The Company agrees to indemnify the Depositary and each Custodian against, and hold each of them harmless from, any inability or expense which may arise out of acts performed in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified or supplemented from time to time, (i) by either the Depositary or any Custodian, except for any liability arising out of the negligence or bad faith of either of them, or (ii) by the Company or any of its agents.

(21) Resignation and Removal of Depositary; Substitution of Custodian. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by written notice of such removal, effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time appoint a substitute or additional custodian and the term "Custodian" shall also refer to such substitute or additional custodian.

(22) Amendment of Deposit Agreement and Receipts. The Receipts and the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. Any amendment which shall impose or increase any fees or charges (other than the fees of the Depositary for the issuance and delivery of ADSs and taxes and other governmental charges), or which shall otherwise prejudice any substantial existing right of Holders of ADSs, shall, however, not become effective as to outstanding ADSs until the expiration of one (1) month after notice of such amendment shall have been given to the Holders of outstanding ADSs. Every Holder of a Receipt at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder hereof to surrender this Receipt and receive therefor the Deposited Securities represented hereby.  Any amendments which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the American Depositary Shares to be registered on Form F-6 under the Securities Act or (b) the American Depositary Shares or the Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to materially prejudice any substantial rights of Holders or Beneficial Owners. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the Receipts at any time in accordance with such changed laws, rules or regulations.  Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance with such laws, rules or regulations.

(23) Termination of Deposit Agreement. The Depositary will at any time at the direction of the Company terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination, The Depositary may likewise terminate the Deposit Agreement at any time 90 days after the Depositary shall have resigned, if a successor depositary shall not have been appointed and accepted its appointment. If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices or perform any further acts under the Deposit Agreement, except the collection of dividends and other distributions pertaining to Deposited Securities, the sale of rights and the delivery of Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary. At any time after the expiration of six (6) months from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, without liability for interest, for the pro rata benefit of the Holders of ADSs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except for its obligations under Section 5.08 thereof and except to account for the claims of Holders, as creditors of the Depositary, for such net proceeds and other cash, after deducting, or charging, as the case may be, the fees of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of this Deposit Agreement and any applicable taxes or governmental charges or assessments. Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement, except for the Company's obligations under Section 5.08 thereof. The obligations under the terms of the Deposit Agreement and the Receipts of Holders and Beneficial Owners of ADSs outstanding as of the effective date of any termination shall survive such effective date of termination and shall be discharged only when the applicable ADSs are presented by their Holders to the Depositary for cancellation under the terms of the Deposit Agreement and the Holders have each satisfied any and all of their obligations thereunder (including, but not limited to, any payment and/or reimbursement obligations which relate to prior to the effective date of termination but which payment and/or reimbursement is claimed after such effective date of termination).

(24) Available Information. The Company currently is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the Securities and Exchange Commission (hereinafter the Commission). Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission in Washington, D.C.

EXHIBIT B
CHARGES OF THE DEPOSITARY

Service	Rate	By Whom Paid
(1) Receipt of deposits and issuance of Receipts	Up to $5 per 100 American Depositary Shares or fraction thereof	Party to whom Receipts are issued
(2) Delivery of deposited Shares against surrender of Receipts	Up to $5 per 100 American Depositary Shares or fraction thereof	Party surrendering Receipts
(3) Distribution of Cash Dividends and Cash Proceeds	Up to $3 per 100 American Depositary Shares	All holders of American Depositary Shares
(4) Administration of the ADSs	Up to $3 per 100 American Depositary Shares per annum	All holders of American Depositary Shares

Except as otherwise provided in the Deposit Agreement, any and all other expenses of the Depositary, including, without limitation, expenses or charges for printing, stationery, postage, insurance, cables, etc., are to be borne by the Depositary, or by the Company in accordance with agreements entered into from time to time with the Company.